Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Announces Record Second Fiscal Quarter EPS of $2.83, Up 11%

Atlanta, Ga., April 22, 2003 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended March 31, 2003, the second quarter of its 2003 fiscal year.  Highlights of the quarter, compared to the same quarter of the prior year, are as follows:

•      Record Diluted EPS: $2.83 (up 11% vs. $2.56 in prior year)

•      Home closings: 3,297 (up 35%)

•      Total revenues $666 million (up 32%)

•      Earnings before interest, taxes, depreciation and amortization (EBITDA): $77.9 million (up 57%)

•      Gross margin (before interest): 22.5% (up 230 basis points)

•      EBITDA Margin: 11.7% (up 180 basis points)

•      Net income: $38.0 million (up 57%)

•      Debt to total capitalization: 46% (down from 50%)

•      New orders: 4,579 homes (up 46%)

•      Backlog: 7,460 homes (up 55%), sales value $1.5 billion (up 47%)

Record Earnings for Second Quarter of Fiscal 2003

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, “We are extremely pleased to announce record March quarter EPS of $2.83 and net income of $38 million for the second quarter of our 2003 fiscal year.  Net income increased 57% over the second quarter of fiscal 2002 while revenues were up 32%.  Once again, we reported a greater increase in net income than revenues as our gross margin hit an all-time company record.  Gross margin before interest was 22.5%, up 230 basis points from March 2002.”

Mr. McCarthy continued, “The increase in our gross margin for the quarter reflects the continuing strong housing environment as well as our ability to control costs and build more efficiently.  Initiatives to lower our home construction costs, through increased use of national purchasing contracts and more efficient home design, have been and continue to be a major emphasis at Beazer and are beginning to yield significant benefits, as demonstrated by this quarter’s results.  Our progress on these initiatives has accelerated recently as we have been able to take advantage of our increased size and enhanced purchasing power.  In addition, margins are especially strong in our California markets, which comprise approximately 20% of our revenues for the quarter.”

Record New Orders

The Company also reported that it had 4,579 new orders for the quarter ended March 31, 2003, up 46% from the same quarter of the prior year and an all-time Company record.  Backlog of 7,460 homes at March 31, 2003 was up 55% from March 31, 2002.  March 2003 new orders and backlog include Crossmann Communities, Inc., which Beazer acquired in April 2002.  On a pro forma basis, new orders for the quarter ended March 31, 2002, including Crossmann’s orders, would have been 4,717 homes and backlog at March 31, 2002 would have been 7,360 homes.

Strong Financial Position

David S. Weiss, Executive Vice President and Chief Financial Officer, said, “We ended the March 2003 quarter with one of our strongest balance sheets ever.  Our ratio of debt to total capitalization improved from 50% to 46% relative to the March quarter of the prior year.  In addition, we ended the quarter with $19 million of cash on hand and no borrowings outstanding under our revolving credit facility.  This performance demonstrates how we have both grown the business and generated positive cash flow from operations over the past year.”

Beazer Begins Executing Stock Repurchase Plan

The Company also announced that during the quarter ended March 31, 2003 it repurchased 128,000 shares of its common stock for $6.9 million or approximately $54 per share.  These repurchases were made pursuant to a one million share repurchase program authorized by its Board of Directors in February 2003.

Mr. Weiss said, “During the quarter we began to prudently execute the stock repurchase plan authorized by our Board of Directors.   We were able to do this while still reducing our leverage and maintaining a very strong financial position.”

Beazer Reiterates Target EPS of $12.25 Per Share for Fiscal 2003

Mr. McCarthy concluded, “Taking into account our record performance during the March quarter, with diluted earnings of $2.83 per share, we have now earned $5.59 for the six months ended March 31, 2003.  This performance, combined with our strong backlog allows us to reiterate our EPS target for fiscal 2003 of $12.25 for the full fiscal year, which represents a 14% increase over fiscal 2002.  This target is currently based on approximately 15,500 home closings with an average price of approximately $200,000.  We recognize that these targets are subject to economic fluctuations in the current uncertain macroeconomic environment.”

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Notes

Forward-Looking Statements:

Certain statements in this Press Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report for the year ended September 30, 2002.

Non-GAAP Financial Measures:

EBITDA is not a generally accepted accounting principle (GAAP) financial measure.  EBITDA is calculated by adding to net income the provision for income tax, depreciation, amortization and interest.  EBITDA should not be considered an alternative to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.  Because some analysts and companies may not calculate EBITDA in the same manner as Beazer, the EBITDA information presented above may not be comparable to similar presentations by others.  Beazer’s management believes that EBITDA reflects the changes in the Company’s operating results, particularly changes in the Company’s net income, and is an indication of Beazer’s ability to generate funds from operations that are available to pay income taxes, interest and principal on debt and to meet other cash obligations.  A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is provided below:

	Quarter Ended March 31,
	2003	2002
Reconciliation of Net Income to EBITDA
Net Income	$37,972	$24,177
Add:
Income taxes	24,792	15,456
Interest	12,200	8,176
Depreciation and amortization	2,905	1,870
EBITDA	$77,869	$49,679

Contact:	David S. Weiss
Executive Vice President and
Chief Financial Officer
(404) 250-3420
dweiss@beazer.com

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
INCOME STATEMENT
Revenues	$665,567	$503,312	$1,365,726	$993,029
Costs and expenses:
Home construction and land sales	515,533	401,742	1,067,350	794,047
Interest	12,200	8,176	24,100	15,938
Selling, general and administrative expense	76,347	55,139	153,724	107,691
Operating income	61,487	38,255	120,552	75,353
Other income	1,277	1,378	3,236	2,232

Income before income taxes and extraordinary item	62,764	39,633	123,788	77,585
Income taxes	24,792	15,456	48,897	30,258
Net income	$37,972	$24,177	$74,891	$47,327

Net income per common share:
Basic	$2.96	$2.84	$5.85	$5.59
Diluted	$2.83	$2.56	$5.59	$5.02

Weighted average shares outstanding, in thousands:
Basic	12,815	8,524	12,813	8,464
Diluted	13,403	9,459	13,403	9,419

Interest incurred	$16,916	$9,646	$33,498	$17,789
Depreciation and amortization	$2,905	$1,870	$5,684	$3,837

SELECTED BALANCE SHEET DATA
	March 31,
	2003	2002
Cash	$18,818	$—
Inventory	1,541,815	923,831
Total assets	1,953,434	1,018,456
Total debt	739,735	395,522
Shareholders’ equity	870,958	400,765

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)

(Dollars in thousands)

OPERATING DATA

	Quarter Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
SELECTED OPERATING DATA
Closings:
Southeast region	1,093	718	2,186	1,506
West region	1,095	1,081	2,135	2,065
Central region	272	257	538	492
Mid-Atlantic region	233	383	528	741
Midwest region	604	—	1,392	—
Total closings	3,297	2,439	6,779	4,804
New orders, net of cancellations:
Southeast region	1,628	1,098	2,643	2,051
West region	1,277	1,273	2,216	2,246
Central region	296	358	528	590
Mid-Atlantic region	496	413	948	765
Midwest region	882	—	1,385	—
Total new orders	4,579	3,142	7,720	5,652
Backlog at end of period	7,460	4,825
Dollar value of backlog at end of period	$1,485,401	$1,013,648
Active subdivisions:
Southeast region	186	147
West region	89	76
Central region	33	29
Mid-Atlantic region	39	38
Midwest region	131	—
Total active subdivisions	478	290

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)

(Dollars in thousands)

	Quarter Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
SUPPLEMENTAL FINANCIAL DATA:
Revenues
Home sales	$655,614	$495,057	$1,344,383	$977,093
Land and lot sales	842	2,900	3,337	5,524
Mortgage origination revenue	12,926	7,851	25,410	15,360
Intercompany elimination - mortgage	(3,815)	(2,496)	(7,404)	(4,948)
Total revenues	$665,567	$503,312	$1,365,726	$993,029
Cost of home construction and land sales
Home sales	$518,641	$401,806	$1,072,105	$794,987
Land and lot sales	707	2,432	2,649	4,008
Intercompany elimination - mortgage	(3,815)	(2,496)	(7,404)	(4,948)
Total costs of home construction and land sales	$515,533	$401,742	$1,067,350	$794,047
Selling, general and administrative
Homebuilding operations	$69,330	$50,818	$139,846	$99,178
Mortgage origination operations	7,017	4,321	13,878	8,513
Total selling, general and administrative	$76,347	$55,139	$153,724	$107,691